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Exhibit 10.31

SIXTH AMENDMENT TO LEASE AGREEMENT

        THIS SIXTH AMENDMENT TO LEASE AGREEMENT (the "Amendment") made this 6th day of August, 2008 between DAN ROAD BUILDING LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, Two Center Plaza, Suite 410, Boston, MA 02108 ("Landlord") and NETWORK ENGINES, INC., a Delaware corporation, with an address of 15 Dan Road, Canton, MA 02021 ("Tenant").

        WHEREAS, New Boston Batterymarch Limited Partnership, Landlord's predecessor-in-interest, and Tenant entered into a Lease Agreement dated October 19, 1999, as amended by a First Amendment to Lease Agreement dated February 1, 2000, a Second Amendment to Lease Agreement dated June 1, 2000, a Third Amendment to Lease Agreement dated September 14, 2000, a Fourth Amendment to Lease Agreement dated October 20, 2003 and a Fifth Amendment to Lease Agreement dated July 20, 2006 (as amended, the "Lease"), pursuant to which Tenant leases approximately 51,935 rentable square feet at 15 Dan Road, Canton, Massachusetts (the "Premises");

        WHEREAS, Tenant desires to extend the initial term of the Lease for the Premises through March 30, 2012, and Landlord has agreed to such extension on the terms and conditions set forth herein; and

        WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease shall be amended as follows:

        1.     Term.    The Lease Term shall be extended so as to include the period from April 1, 2009 (the "Extension Commencement Date") through March 31, 2012.

        2.     Rent.    Annual base Rent for such extended period shall be as follows: April 1, 2009 through March 31, 2012: $714,106.25 per annum ($59,508.85 per month).

        3.     Security Deposit.    As a condition to the effectiveness of this Amendment, on or before October 31, 2008, Tenant shall deliver to Landlord an amendment to Letter of Credit No. SVB00IS1965 issued by Silicon Valley Bank, modifying the expiration date of such Letter of Credit to April 30, 2012.

        4.     Renewal Option.    Tenant shall have the following option to extend the Term of the Lease beyond March 31, 2012:

        Provided that Tenant is not in default beyond any applicable grace or cure period hereunder, Tenant shall have the right to extend the term of this Lease for one (1) additional term of two (2) years (the "Extended Term") commencing on April 1, 2012. Tenant shall exercise the right to extend the term of this Lease by written notice to Landlord no later than June 30, 2011. The Rent for the Extended Term shall be the greater of the then current Rent or the Market Rent as hereinafter defined. The "Market Rent" shall be determined by Landlord based on leases then currently under negotiation or recently executed for the Property. If no such leases are under negotiation or have been recently executed, then the Market Rent shall be reasonably determined by Landlord based on comparable office space in the town or city in which the Premises are located (if any such space exists) taking into account, among other factors, amenities, setting, location and demographics. Landlord shall notify Tenant of the Market Rent within a reasonable period after Tenant notifies Landlord that Tenant is exercising the option to extend, provided Landlord shall not be required to set the Market Rent prior to ten (10) months before the expiration of the Term. If Tenant disagrees with Landlord's determination of the Market Rent and the parties are unable to agree upon a Market Rent within thirty (30) days after Landlord's notice thereof, then the Market Rent shall be determined by appraisal made as hereinafter provided by a board of three (3) reputable independent commercial real estate brokers, each of whom shall have at least ten (10) years of experience in the Greater Boston office rental market and each of whom is hereinafter referred to as an "appraiser." Tenant and Landlord shall each appoint one such appraiser and the two (2) appraisers so appointed shall appoint the third appraiser. The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Landlord and Tenant. Landlord and Tenant shall appoint their respective appraisers at least five (5) months prior to commencement of the period for which Market Rent is to be determined and shall designate the appraiser so appointed by notice to the other party. The two appraisers so appointed and designated shall appoint the third appraiser at least four (4) months prior to the commencement of such period and shall designate such appraiser by notice to Landlord and Tenant. The board of three (3) appraisers shall determine the Market Rent of the space in question as of the commencement of the period to which the Market Rent shall apply and shall notify Landlord and Tenant of their determinations at least sixty (60) days prior to the commencement of such period. If the determinations of the Market Rent of any two (2) or all three (3) appraisers shall be identical in amount, said amount shall be deemed the Market Rent of the subject space. If the determinations of all three (3) appraisers shall be different in amount, the average of the two (2) values nearest in amount shall be deemed the Market Rent. The Market Rent of the subject space determined in accordance with the provisions of this Section shall be binding and conclusive on Tenant and Landlord. All of the covenants, agreements, terms and conditions contained in this Lease shall apply to the Extended Term.

        5.     Condition of the Premises.    Tenant agrees that it has accepted, and will continue to accept the Premises in its "as is, where is, with all faults" condition, and without any express or implied representations or warranties of any kind (including, without limitation, any warranties of merchantability, fitness or habitability). No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises (or to provide Tenant with any credit or allowance for the same) has been made by or on behalf of Landlord or relied upon by Tenant, and no representation regarding the condition of the Premises or the suitability of the Premises for Tenant's proposed use thereof have been made by or on behalf of Landlord or relied upon by Tenant. Notwithstanding the foregoing, Landlord shall (i) reseal, fill the cracks and restripe the parking lot in front of the Premises as shown on Exhibit A attached hereto, and (ii) provide Tenant with a $100,000 improvement allowance which can be used either for improvements to the Premises or towards payment of rent during the period from April 1, 2009 through July 31, 2009.

        6.     Operating Expenses and Real Estate Taxes.

        Section XI(e) of the Lease is hereby amended by adding the following at the end of such Section:

        "If, during any period for which Operating Expenses are being computed (including calendar year 2008), less than all of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Operating Expenses shall be reasonably estimated and extrapolated by Landlord to determine the Operating Expenses that would have been incurred if the Building were ninety-five percent (95%) occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Expenses for such period."

        Section XI(f) of the Lease is hereby amended to read as follows:

        "(f) "Aggregate Taxes" shall mean the total of (i) Tenant's Building Proportionate Share of Taxes and (ii) Tenant's Property Proportionate Share of Taxes in any Tax Year. "Aggregate Operating Costs" shall mean the total of (y) Tenant's Building Proportionate Share of Operating Costs and (z) Tenant's Property Proportionate Share of Operating Costs in any calendar year. The term "Aggregate Taxes and Operating Costs" shall be replaced with the term "Aggregate Taxes and Aggregate Operating Costs."

        Section XI(g) of the Lease is hereby amended to read as follows:

        "(g) "Taxes and Operating Costs Excess" shall mean the total of (i) the amount by which the Aggregate Taxes in any Tax Year exceed the Taxes for the Tax Year from July 1, 2008 through June 30, 2009 and (ii) the amount by which Aggregate Operating Costs exceed Operating Costs for calendar year 2008" (as extrapolated in accordance with Section XI(e)).

        7.     Brokers.    Each party represents and warrants that except for Richards Barry Joyce & Partners LLC and CB Richard Ellis/New England (the "Brokers"), it has dealt with no broker, agent, or other person in connection with this transaction and that, except for the Brokers, no broker, agent or other person brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. Landlord shall pay commissions to the Brokers pursuant to a separate written agreement. The provisions of this paragraph shall survive the termination of the Lease.

        8.     Incorporation.    In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment. Tenant acknowledges that as of the date of this Amendment, Tenant (a) is not in default under the terms of the Lease; (b) is not aware of any defense, set-off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (c) is not aware of any action or inaction by Landlord that would constitute a default under the Lease.

        9.     Definitions.    All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

LANDLORD:
DAN ROAD BUILDING LLC
By:	/s/ Randolph L. Kazazian III
	Name:	Randolph L. Kazazian III
	Title:	Vice President
TENANT:
NETWORK ENGINES, INC.
By:	/s/ Douglas G. Bryant
	Name:	Douglas G. Bryant
	Title:	CFO

EXHIBIT A

PLAN SHOWING AREA FOR PARKING LOT WORK

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  Exhibit 10.31
SIXTH AMENDMENT TO LEASE AGREEMENT